Exhibit 3.1.2

C12228-0
FILED
MAR 12 2002
In THE OFFICE OF
Dean Heller
Secretary of State

CERTIFICATE OF AMENDMENT
OF
THE ARTICLES OF INCORPORATION
OF
DECO TEK, INC.

A Nevada Corporation

I, the undersigned Secretary of Deco Tek, Inc., a. Nevada Corporation do hereby certify:

That the Shareholders of said corporation, at a special meeting convened and held in Las Vegas, Nevada on March 12, 2002,  approved a resolution whereby the Board of Directors would amend Article; I of the Articles of Incorporation.  A majority of the shareholders with voting rights represented at meeting of Stockholder either in person or by proxy. That the Board of Directors by unanimous consent resolved to amend Article I of the Articles of Incoporation:

ARTICLE FIRST shall be amended to read follows:

THE NAME OF THE CORPORATION SHALL BE:
 USMetals, Inc.

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 20,000,000 and said change has been consented to and approved by a majority vote of the Stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/S/ALAN RUSSELL
Alan Russell, Corporate Secretary